Exhibit 10.20.2

General Release and Covenant Not to Sue

You Are Advised to Consult with an Attorney
Before You Sign This Release

I, Cheryl W. Grise, in consideration for the Special Benefits described in paragraph 1, below, which benefits I agree I would not otherwise be entitled to receive, agree to release and forever discharge Northeast Utilities, Northeast Utilities Service Company, NU Enterprises, Inc., Select Energy, Inc., Select Energy Services, Inc., Select Energy Contracting, Inc., Select Energy New York, Inc., Mode 1 Communications, Inc., NU Enterprises, Inc., Northeast Generation Company, Northeast Generation Services Company, Holyoke Water Power Company, Holyoke Power and Electric Company, The Connecticut Light and Power Company, Western Massachusetts Electric Company, Public Service Company of New Hampshire, Yankee Energy System, Inc., and their past, present and future parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies or their predecessors, successors and assigns and all past and present and future directors, officers and employees of these entities personally, or as directors, officers and employees (collectively, "the Company"), from any and all claims, demands, charges, grievances, actions, or liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, arising from or relating in any way to any act or omission occurring prior to the date of this General Release and Covenant Not to Sue ("Release"), directly or indirectly relating to my employment with the Company or the termination of my employment with the Company pursuant to my planned retirement on June 30, 2007.

I agree that I have executed this Release on my own behalf, and also on behalf of my heirs, agents, representatives, successors and assigns that I now have or may have in the future.  By signing this Release, I hereby waive, release and forever discharge the Company from any and all claims under federal, state and local law, including but not limited to claims of employment discrimination or retaliation arising under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. sections 1981 and 1983, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, and the Occupational Safety and Health Act.

I also agree that by signing this Release, I hereby waive, release, and forever discharge any and all statutory or common law claims and claims under any tort or contract theory, including but not limited to, claims for personal injuries, emotional distress, breach of express or implied contract, wrongful discharge, or violation of public policy.

I agree that I will not institute a claim, grievance, charge, lawsuit, or action of any kind against the Company, including but not limited to claims related to my employment with the Company or the termination of my employment with the Company pursuant to my planned retirement on or before June 30, 2007.  I also agree that if I bring any form of legal action against the Company, which does not include the reporting or otherwise communicating of any nuclear safety concern, workplace safety concern, public safety concern, or claim of discrimination or retaliation to the U. S. Nuclear Regulatory Commission, the U. S. Department of Labor, the Equal Employment Opportunity Commission, or any federal or state government agency, I must forfeit all amounts paid to me pursuant to this Release and the Company will be relieved of any further obligations owed under this Release. I further agree that if I violate this Release by instituting a legal action against the Company, I agree that I will pay all costs and expenses of defending against the lawsuit incurred by the Company, including reasonable attorneys' fees.

Exhibit 10.20.2

I understand that nothing in this Agreement shall interfere with my right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.  However, the consideration provided to me in this Agreement shall be the sole relief provided for the claims that are released by me herein and I understand that I will not be entitled to recover and agree to waive any monetary benefits or recovery against the Company in connection with any such claim, charge or proceeding without regard to who has brought such complaint or charge.

I further acknowledge and agree that:

1.

The Special Benefits consist of a Special Pension Benefit and a Special Payment.  The Special Pension Benefit is in addition to the amount payable to me under the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies (the "SERP").  The Special Pension Benefit, when added to my annual SERP Make-Whole Benefit and my Northeast Utilities Service Company Retirement Plan benefit, will provide an annual benefit of $644,000 (or the actuarially equivalent benefit if a benefit payment option other than the form that pays 50% to my surviving spouse is selected), payable monthly commencing July 1, 2007 in a form that provides to my surviving spouse, on a monthly basis for his lifetime commencing on the first day of the month immediately following my death, the contingent annuitant payment corresponding to the benefit payment option that I select. The Special Pension Benefit will be provided in the same actuarially equivalent form chosen by me for the SERP.  Amounts are expressed before applicable tax withholdings.  Notwithstanding the foregoing, the commencement of payment of the Special Pension Benefit and my Make-Whole Benefit under the SERP shall be delayed until January 1, 2008 in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), in recognition that I am a "specified employee" under the terms of Section 409A, effective for the 12-month period beginning April 1, 2007.  On January 1, 2008, the amounts otherwise payable from July 1, 2007 through December 31, 2007 shall be paid to me in a lump sum together with interest on such delayed payments calculated at the rate of 5.9% per year.  Except as otherwise specifically provided in this Agreement, the terms of the SERP shall govern my Special Pension Benefit, including without limitation the terms thereof concerning compliance with Section 409A of the Code.  The Special Payment is a single lump sum payment of $120,535, less all applicable withholdings, that will be paid as soon as practicable after January 1, 2008, but not later than January 15, 2008.  The award for the 2007 Annual Incentive Program will be paid to me at target, which shall be 65% of the salary that was paid to me in the first six months of 2007; the award will be paid at the same time other Program participants are paid, but not later than March 15, 2008.  If performance against Program goals does not support a target payout, then a special payment outside the Program will be paid to meet this obligation.  I understand and agree that no other payments or benefits for which I might otherwise be eligible pursuant to a voluntary retirement on June 30, 2007 shall be reduced because of this agreement.  The Special Pension Benefit and Special Payment constitute valid and sufficient consideration for this Release, in that these are benefits to which I would not have been entitled had I not signed this Release, and are reflected along with my other payments and benefits in the spreadsheet attached as Appendix A.

2.

The Company has advised me to consult with an attorney and a financial advisor prior to signing this Release and I further acknowledge that I have been given a full and fair opportunity to do so.  I acknowledge also that I have reviewed, carefully considered, and fully understand the terms, nature and effect of this Release and that this release is made in full contemplation of my planned retirement from the Company on or before June 30, 2007.

Exhibit 10.20.2

3.

I have been given a period of twenty-one (21) days to consider and review this Release.  I understand that I have seven (7) days after executing the Release within which to revoke my acceptance of the Release by notifying Gregory B. Butler, Senior Vice President and General Counsel in writing of my intentions to revoke.  I further understand that this Release is not effective or enforceable until the revocation period expires without a revocation by me.

4.

This Release does not waive any claims that I may have which arise after the date this Release becomes effective.

5.

During the course of my employment with the Company, I have learned about, had access to, or used confidential and proprietary information about the Company, including, for example, financial information about the Company, the names of the Company's actual or prospective suppliers and/or customers, marketing or financial studies, marketing or financial strategies, or any other business plans or strategies of the Company that are not in the public forum.  I acknowledge that such confidential and proprietary information is the property of the Company and I expressly agree not to disclose, divulge or communicate such confidential and proprietary information without the Company's prior, express written consent.

6.

1 have not relied on any representations, promises, or agreements of any kind made to me in connection with any decision to accept the Release except for those set forth herein.

7.

I further agree that I will keep confidential the terms, amount and the facts of the agreements set forth in this Release and I agree that I will not disclose any information concerning this Release, and its terms and conditions, including the amount of monies paid to me, to anyone other than my attorney, accountant, tax advisor, immediate family, or the state Unemployment Compensation Commission.  I understand that nothing in this Release prohibits me from disclosing any of the above information where required by law.

8.

I understand that if any part of this Release is determined to be invalid, illegal or otherwise unenforceable, the remaining provisions of this Release shall not be affected and will remain in full force and effect.

9.

This Release, consisting of five (5) pages, and Addendum A set forth the entire agreement between me and the Company regarding the issues herein addressed, and supersedes any prior or 'contemporaneous oral or written agreement or understanding, between the Company and me with respect to said issues, and cannot be changed except in a writing signed by all parties.  Notwithstanding the above, I understand that this release does not alter or affect in any way any obligations that I or the Company may have pursuant to my Employment Agreement.  Any obligations between and among the Company and me pursuant to said Employment Agreement exist separate and apart from this instant Release.

By:  /s/ Cheryl W. Grise

Name:  Cheryl W. Grise

Subscribed and sworn to before me

on this the 22nd day of June, 2007

By:  /s/ Duncan R. MacKay

Name:  Duncan R. MacKay

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